As filed with the Securities and Exchange Commission on September 15, 2021

Registration No. 333-259247

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GREENIDGE GENERATION HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	7374	86-1746728
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

590 Plant Road

Dresden, NY 14441

(315) 536-2359

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey E. Kirt

Chief Executive Officer

590 Plant Road

Dresden, NY 14441

(315) 536-2359

(Names, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Louis A. Bevilacqua Bevilacqua PLLC 1050 Connecticut Avenue, NW, Suite 500 Washington, DC 20036 (202) 869-0888	Chris Zochowski Richard Alsop Alan Bickerstaff Shearman & Sterling LLP 401 9th Street, NW Suite 800 Washington, DC 20004 (202) 508-8000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

THIS POST-EFFECTIVE AMENDMENT NO. 1 TO S-1 REGISTRATION STATEMENT SHALL BECOME EFFECTIVE UPON FILING WITH THE SEC IN ACCORDANCE WITH RULE 462(d) UNDER THE SECURITIES ACT OF 1933.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Form S-1 Registration Statement (File No. 333-259247) originally filed by Greenidge Generation Holdings Inc. (the “Company”) on September 1, 2021, as amended on September 13, 2021 and declared effective on September 14, 2021 (the “Registration Statement”) is being filed pursuant to Rule 462(d) solely for the purpose of filing Exhibits 2.1 and 10.4 with respect to such Registration Statement. Accordingly, this Amendment consists only of the facing page, this explanatory note, Item 16(a) of Part II of the Registration Statement and the signature page. This Amendment does not modify any other provision of the prospectus contained in Part I or Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 16. Exhibits.

(a) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of March 19, 2021, among Greenidge Generation Holdings Inc., Support.com, Inc. and GGH Merger Sub, Inc. (incorporated herein by reference to Annex A to the proxy statement/prospectus forming part of the Registration Statement on Form S-4 filed May 4, 2021).

3.1	Amended and Restated Certificate of Incorporation of Greenidge Generation Holdings Inc. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4 filed on May 4, 2021)

3.2	Amended and Restated Bylaws of Greenidge Generation Holdings Inc. (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-4 filed on July 16, 2021)

3.3†	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Greenidge Generation Holdings Inc.

4.1	Form of Registration Rights Agreement, dated January 29, 2021 (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4 filed on May 4, 2021)

4.2	Form of Right of First Refusal and Co-Sale Agreement, dated January 29, 2021 (incorporated by reference to Exhibit 4.2. to the Registration Statement on Form S-4 filed on May 4, 2021)

4.3†	Form of Stock Purchase Warrant, dated September, 2021.

4.4†	Form of Registration Compliance Agreement dated September 1, 2021

4.5†	Investor Agreement by and between 210 Capital, LLC and Greenidge Generation Holdings Inc., dated September 9, 2021.

5.1†	Opinion of Shearman & Sterling LLP regarding validity of the shares being registered hereunder

10.1†	Greenidge Generation Holdings Inc. 2021 Equity Incentive Plan

10.2	Form of Stock Option Agreement for Greenidge Generation Holdings Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-4 filed on May 4, 2021)

10.3	Form of Restricted Stock Award Agreement for Greenidge Generation Holdings Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-4 filed on May 4, 2021)

10.4	Agreement between Greenidge Generation and Empire Pipeline Inc. (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-4 filed on June 25, 2021)

21.1†	Subsidiaries of Greenidge Generation Holdings Inc.

23.1†	Consent of Plante & Moran, PLLC

23.2†	Consent of Armanino LLP

23.3†	Consent of Shearman & Sterling LLP (included in Exhibit 5.1)

*	Filed herewith
†	Previously filed

II-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Torrey, State of New York, on September 15, 2021.

GREENIDGE GENERATION HOLDINGS INC.

By:	/s/ Jeffrey E. Kirt
Jeffrey E. Kirt Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Jeffrey E. Kirt	Chief Executive Officer (Principal Executive Officer) and Director	September 15, 2021

* Timothy Rainey	Chief Financial Officer (Principal Financial and Accounting Officer)	September 15, 2021

* Ted Rogers	Vice Chairman of the Board of Directors	September 15, 2021

* Timothy Fazio	Chairman of the Board of Directors	September 15, 2021

* Jerome Lay	Director	September 15, 2021

* Andrew M. Bursky	Director	September 15, 2021

* Timothy Lowe	Director	September 15, 2021

* Daniel Rothaupt	Director	September 15, 2021

* David Filippelli	Director	September 15, 2021

* Michael Neuscheler	Director	September 15, 2021

*By:	/s/ Jefferey E. Kirt
Jefferey E. Kirt
Attorney-in-Fact